PetLife Pharmaceuticals Announces Son of World Famous Veterinarian & Pet Industry Innovator, Geoffrey Broderick, to Join the Company as the New President

Feb 03, 2017

OTC Disclosure & News Service

Hancock, MD, Feb. 03, 2017 (GLOBE NEWSWIRE) — PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, is pleased to announce the addition of Geoffrey Broderick, who comes to PetLife with extensive experience in the pet industry, as the new company President.

Mr. Broderick, with over 25 years of business experience and multiple degrees, is a Product Development expert, a Business Consultant, and a Legal Advisor. Having augmented his professional expertise on state, national, and international levels, Broderick has also had a substantive career well beyond his professions. As a commissioned officer in the Army National Guard and a graduate from Officer Candidate School with honors, Mr. Broderick has valuable leadership skills and the mental strength of a soldier. His father, Dr. Geoffrey Broderick, DVM, invented the first natural pet food (Cornucopia), and is considered the world’s most famous veterinarian. Thus, Geoffrey started off his Product Development career early on by helping to develop and expand this brand new (Natural) pet category, which eventually became a multi-billion-dollar industry.

Geoffrey went on to develop the very first Antioxidant Supplement for pets (Cornucopia Super-Food.) Eventually, he also formulated, designed, and created the very first super- premium wild bird food, which ended up becoming the official bird food of the National Wildlife Federation—the largest wildlife organization on the planet. Over the years, he has used his talents, education, and experience to successfully lead several other companies, organizations, and firms through all stages of their transitional development. PetLife expects to quickly capitalize on Geoffrey’s experience, talents, connections, and family history.

With his dad being a world-renowned veterinarian, pets have always been a significant part of Geoffrey’s life. His interest in PetLife stems from his love for animals and the realization that he “is on the ground floor of the next big thing,” according to Geoffrey. “My dad has spent the last 50 years developing the products to help prevent cancer and significantly prolong the lives of pets all around the world, so when I heard about PetLife, how could I not get involved with a company that shares the same vision that my family had for over 50 years in developing nutraceuticals, drugs, supplements, and pet foods with the intention of stopping and preventing cancer and other diseases prevalent in companion animals.” He went on to explain in a recent press conference, “Our goal is to build a cutting-edge pet pharmaceutical/nutraceutical company addressing these multiple diseases. With my family’s extensive history in this industry, we have grand plans to develop multiple products.” Geoffrey is excited about all the proposed products that PetLife will be developing this year. “Having my thumb on the pulse of the pet industry, my family immediately recognized this huge opportunity. Our family pioneered the preventative nutritional journey for pets, and I’m happy to once again be part of the continued expedition toward the battle my dad set out to end so long ago.”

Alongside his business expertise and professional proficiencies, Geoffrey is also academically well-accomplished, and (with several degrees, including an MBA and Doctorate) he feels he can bring his corporate experience and Product Development skills to the core of PetLife. He stated, “I don’t believe I’ve ever seen a company with such potential, while at the same time being such a perfect fit for everything I can bring to the table.” He adds, “I’m ready to make a difference!”

Dr. Salvagno, PetLife CEO, commented “PetLife is gaining worldwide attention in the pet industry, and Mr. Broderick recognizes the potential of our strong future. Mr. Broderick and his family’s extensive knowledge, proven success, and hands-on industry experience will certainly prove to bring tremendous value to our company.”

PetLife’s 506 Private Placement Memorandum is available only to accredited investors.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, VitalzulTM, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospects and performance. The Company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release

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